Second quarter results are better than same period in the previous year	Opportunity exists to set the base, live price in advance

USPB Reports Fiscal Year

2011 Second Quarter Results

U.S. Premium Beef, LLC’s (USPB) financial results for the second quarter of fiscal year 2011 were significantly better than the same period in the prior fiscal year. For the quarter, which ended February 26, 2011, USPB recorded net income of $38.1 million compared to net income of $31.2 million in the prior fiscal year.

For the fiscal year-to-date period, USPB had net income of $73.5 million compared to net income of $56.7 million in the prior fiscal year, which was an improvement of approximately $16.8 million. Improved gross margins and lower interest expense contributed to the year-over-year improvement in net income.

“Our company’s net sales were significantly higher in the year-to-date period than those of the prior year primarily due to an increase in the average sales price,” explains CEO Steve Hunt. “The number of cattle we processed during the year-to-date period also increased, which contributed to the higher net sales as well.”

USPB’s unique advantage in the U.S. beef processing industry continues to be the superior quality cattle our producers deliver. Having that supply of quality cattle enables our company to generate more value from the cattle we harvest and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB's financial results.w

USPB Makes Cash Distribution

U.S. Premium Beef, LLC’s Board of Directors authorized a tax distribution for first quarter of tax year 2011, which ended on March 26, 2011. The Class A distribution is $1.72 per Class A unit owned; the Class B distribution is $15.07 per Class B unit owned. This distribution is meant to enable unitholders to pay the tax on their share of U.S. Premium Beef’s taxable income, which will be passed through to unitholders on their tax year 2011 Schedule K-1, which should be distributed in February 2012.w

Did You Know...

✓USPB expects to have limited availability of unitholder deliver rights to lease out during the remainder of fiscal year 2011. If you have delivery rights you are not going to be able to deliver against during fiscal year 2011, please call our office at 866-877-2525 for assistance in leasing them to other producers.w

Basis Bid Contracting

is a Marketing Option

By Brian Bertelsen, VP, Field Operations

During recent field visits with producers, I have found many producers are not aware that USPB offers basis bid contracting. In an effort to provide our producers another way to price their cattle and help manage their risk, National Beef Packing Co. (NBP) provides weekly basis bids to USPB.

“Basis” is the difference between the cash and the futures market prices. Each week, NBP updates basis bids for the following twelve months of delivery. Bids beyond twelve months may be available upon request. The contracts must be written for a minimum of one load. They are priced separately for steers and heifers. Mixed sex lots are priced off the heifer bids.

The first step is when the producer agrees to the basis bid and signs the contract. Basis bids are not negotiable. They are determined by the NBP procurement office. NBP buyers carry contracts and view the cattle to make sure they will be market ready for the targeted delivery month. Therefore, producers should allow enough time to schedule a visit with the buyer.

Then, the producer notifies NBP when they want to price the contract, relative to the futures market. For more information about the pricing period, ask your NBP buyer or call the USPB office.

For example, if a producer has cattle to market in July, they would be priced off the August futures. On April 4th, the USPB basis bid for July delivery was -$2.50/cwt for steers. If the futures contract at the Chicago Mercantile Exchange is executed at $119.00/ cwt, then the producer has locked in $11 6.50/cwt as the base, live price on USPB’s grid when they deliver the cattle in July.

The producer has the option to deliver any week during July, in the example above. All other premiums and discounts will be the same on the USPB grid compared to non-contracted cattle delivered that same week. The only difference is that the base, live price will be $11 6.50/cwt in this example, instead of the standard formula of “USDA Kansas Weekly average cash price plus

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Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 3/06/11 to 4/02/11
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.51	65.35
Prime	2.95	5.30
CH & PR	75.06	80.74
CAB	21.79	26.81
BCP	14.23	15.59
Ungraded	1.23	0.64
Hard Bone	0.81	0.45
YG1	11.12	7.86
YG2	40.23	35.48
YG3	40.01	45.55
YG4	7.97	10.11
YG5	0.66	1.00
Light Weight	0.54	0.21
Heavy Weight	1.64	0.97
Average Grid Premiums/Discounts ($/Head)
QualityGrade	$9.80	$18.12
Yield Benefit	$19.45	$37.93
Yield Grade	-$2.28	-$4.25
Out Weight	-$2.73	-$1.48
Steer/Heifer	$1.20	$0.99
ASV	$5.62	$13.94
Natural	$0.82	$2.08
Total Premium	$31.88	$67.33
Basis Bid Contracting is a Marketing...	continued from page 1

the $0.25/cwt formula allowance” on the USPB Base grid. The $0.25/cwt formula allowance is not added to the contracted price.

There are no fees or commissions associated with contracting and there are no margin calls. The producer is setting the price, relative to the futures market. There is no upside potential, but there is also no downside potential. The price is set in advance.

When the feedlot submits the USPB Form B, the week prior to delivery, be sure and include the contract number in the space provided. Once the contract is signed, the cattle are committed by the producer to be delivered to NBP. If the producer must lease USPB delivery rights to deliver the cattle and there are none available when the Form B is submitted, then the producer must deliver on the NBP grid. So, producers who depend entirely upon leasing should consider setting up a private lease directly with a USPB unitholder to ensure they have delivery rights available.

For more information about basis bid contracts, please call the USPB office toll free at 866-877-2525.w

USPB Non-Conditional Unit Trade Report*
DR = Delivery Rights; FY = Fiscal Year	FY 2011 Trades	Most Recent Trades
# Class A Units (DR available this FY)	580	30
Avg. Price Per Unit	$180.30	$210.00
# Class A Units (DR available next FY)	480	480
Avg. Price Per Unit	$203.00	$203.00
# Class B Units	550	300
Avg. Price Per Unit	$407.00	$487.00
* Visit www.AgStockTrade.com for a history of USPB online unit sales.